Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Third Quarter 2025 Results

LEAWOOD, KANSAS - (November 5, 2025) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the third quarter ended September 30, 2025.

Third Quarter 2025 Summary Results:

●	Total revenues were $1,300.2 million compared to $1,348.8 million for Q3 2024.
●	Net loss was $(298.2) million compared to net loss of $(20.7) million for Q3 2024.

The increased net loss stems primarily from non-cash charges associated with a transformative July 2025 refinancing that was highly beneficial for AMC, and which allowed AMC to fully redeem all of its 2026 debt maturities.

●	Adjusted net loss was $(110.0) million compared to adjusted net loss of $(15.9) for Q3 2024
●	Adjusted EBITDA was $122.2 million compared to $161.8 million for Q3 2024. The decrease in EBITDA results mostly from a domestic industry box office that was down in the quarter by 11.1% year-over-year.
●	Net cash used in operating activities was $14.9 million compared to $31.5 million for Q3 2024.
●	Free cash flow was $(81.1) million compared to $(92.2) million for Q3 2024.
●	Cash and cash equivalents at September 30, 2025 was $365.8 million.

Adam Aron, Chairman and CEO of AMC, commented, "Calendar year 2025 is turning out exactly as we have long predicted. Due primarily to the timing of major studio film release dates, a weak first quarter was followed by a blazing hot second quarter, which then was followed by a softening third quarter. We continue to expect that the year will culminate in what we hope will be quite a strong year-end in quarter four.”

Aron continued, “The third quarter industrywide softness should not be a cause for alarm nor a harbinger of some negative trend about which to worry. To the contrary, we expect the fourth quarter industrywide box office will turn out to be the highest grossing fourth quarter in six years. We also continue to believe that the size of the 2026 box office will be dramatically larger than that achieved in 2025.”

Aron added, “There are clearly bright spots in our third quarter financial results, that bode well for AMC with an expected rising industrywide box office in the fourth quarter and again throughout 2026. AMC outperformed the industry, achieving all-time record admissions revenue per patron of $12.25. In addition, food & beverage continues to be a shining success for us as we achieved the second-highest food and beverage revenue per patron in our company’s 105-year history of $7.74. Despite an industrywide box office that was well below the third quarter of last year, AMC generated improvements to cash used in operations and free cash flow, when compared to the same time a year ago, and once again AMC surpassed consensus Wall Street expectations both on Revenue and Adjusted EBITDA. It is especially satisfying to us that in the United States, AMC significantly increased its market share. All this sets us up well as we look ahead, given what we believe will be a rebounding industrywide box office going forward coupled with the accomplishments and improvements being made specifically across AMC in the U.S. and Odeon in Europe."

Aron mentioned, "AMC Theatres Distribution took another bold and imaginative step forward in the quarter when we partnered again with the iconic one-and-only Taylor Swift, to highlight the debut of her 12th studio album. All the planning occurred within the third quarter, for our theatrical release on October 3-5 of the one weekend screening of TAYLOR SWIFT | THE OFFICIAL RELEASE PARTY OF A SHOWGIRL. This unique theatrical event was showcased on approximately 6,500 movie theatre screens in the United States and across 56 countries, generating some $50 million in box office receipts, $34 million domestically and another $16 million internationally. We are proud that TAYLOR SWIFT | THE OFFICIAL RELEASE PARTY OF A SHOWGIRL came in at #1 in the Domestic Box Office for its opening weekend, and that we put so many smiles on the faces of millions of Taylor Swift fans globally. These impressive results speak to the strength of AMC's innovative distribution abilities, not only bolstering AMC's results but also contributing to the health of the overall industry.”

Aron highlighted, "As previously announced, perhaps more important than anything else, during the third quarter AMC successfully completed several transformative capital markets transactions that greatly strengthened AMC's financial foundation. We refinanced $173 million of debt maturing in 2026 and equitized $143 million of exchangeable debt, the latter of which in turn was subsequently increased to $183 million without the issuance of any additional equity or additional use of cash. Going forward, we will continue to take the necessary actions to enhance our balance sheet and position AMC to capitalize on what we believe will be a multi-year industry recovery."

Aron concluded, “We are tremendously excited about the film slate for the remainder of this quarter, both with blockbuster titles and more intimate storytelling. It starts this weekend with Disney’s action-packed PREDATOR: BADLANDS coupled with Sony Pictures Classics NUREMBERG. In November, we also have Lionsgate ‘s NOW YOU SEE ME NOW YOU DON’T, Disney’s family favorite ZOOTOPIA 2, Paramount’s THE RUNNING MAN and Universal’s acclaimed and much awaited return to Oz with WICKED: FOR GOOD. Not to be outdone, December brings more excitement with Universal’s chilling FIVE NIGHTS AT FREDDY’S, Paramount’s animated adventure THE SPONGEBOB MOVIE: SEARCH FOR SQUAREPANTS, Focus Features’ SONG SUNG BLUE and the third chapter of Disney’s epic saga from the mind of the legendary James Cameron, AVATAR: FIRE AND ASH. With this lineup of highly anticipated films, among other titles in addition, we believe the fourth quarter box office will surpass that of last year, and notch 2025 as the largest post-pandemic box office year yet. To put an exclamation point on that box office growth, if one sets aside the anemic first quarter of 2025, the domestic industrywide box office has been on a $10 billion pace since April 1. What’s more, knowing of the titles coming from our studio partners in 2026, we envision an even stronger and much more robust film slate is on the horizon for the full year ahead.”

Key Financial Results (presented in millions, except operating data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2025	2024	Change	2025	2024	Change
GAAP Results
Total revenues	$1,300.2	$1,348.8	(3.6)%	$3,560.6	$3,330.8	6.9%
Net loss	$(298.2)	$(20.7)	$(277.5)	$(505.0)	$(217.0)	$(288.0)
Net cash used in operating activities	$(14.9)	$(31.5)	$16.6	$(246.5)	$(254.4)	$7.9
Diluted loss per share	$(0.58)	$(0.06)	$(0.52)	$(1.10)	$(0.69)	$(0.41)
Non-GAAP Results*
Adjusted EBITDA	$122.2	$161.8	$(39.6)	$253.4	$179.1	$74.3
Free cash flow	$(81.1)	$(92.2)	$11.1	$(409.2)	$(410.2)	$1.0
Adjusted net loss	$(110.0)	$(15.9)	$(94.1)	$(360.5)	$(358.3)	$(2.2)
Adjusted diluted loss per share	$(0.21)	$(0.04)	$(0.17)	$(0.78)	$(1.13)	$0.35
Constant Currency Results (1):
Total revenues	$1,284.2	$1,348.8	(4.8)%	$3,534.8	$3,330.8	6.1%
Adjusted EBITDA	$121.3	$161.8	$(40.5)	$252.6	$179.1	$73.5
Operating Metrics
Attendance (in thousands)	58,377	65,087	(10.3)%	163,087	161,731	0.8%
U.S. markets attendance (in thousands)	42,276	46,924	(9.9)%	116,072	113,907	1.9%
International markets attendance (in thousands)	16,101	18,163	(11.4)%	47,015	47,824	(1.7)%
Average screens	9,354	9,534	(1.9)%	9,395	9,618	(2.3)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

(1)	Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2024. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Cash, Balance Sheet, and Capital Markets Activity

Cash at September 30, 2025 was $365.8 million, excluding restricted cash of $51.1 million.

During the third quarter ended September 30, 2025, as previously announced, the Company completed several comprehensive refinancing transactions designed to strengthen the balance sheet and position the Company to prosper from a robust box office recovery.

Highlights of the completed transactions include:

●	New Cash: Approximately $244 million of new financing that was primarily used to redeem debt maturing in 2026 and pay certain fees associated with the transaction.
●	Debt Reduction: Equitization of $182.9 million of existing debt, with the potential to equitize up to an additional 154.5 million of existing debt.
●	The transactions were supported by roughly 90% of AMC’s term loan lenders.

AMC will continue to assess additional capital markets opportunities aimed at further fortifying its balance sheet, reducing leverage, and enhancing financial flexibility.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Wednesday, November 5, 2025. To listen to the webcast, please visit the investor relations section of the AMC website at investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 860 theatres and 9,600 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com/.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding our expected revenue, net loss, capital expenditures, Adjusted EBITDA and estimated cash and cash equivalents, the potential for sustained growth, our cash generation potential, the potential for further debt equitization, the ability to achieve our AMC Go Plan, our financial runway, the continued box office recovery as well as the future box office outlook, including with respect to the fourth quarter 2025 and full year 2026. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the effectiveness of the refinancing transactions completed in the third quarter of 2025 and the ability to further equitize existing debt, which will require stockholder authorization of additional Class A common stock; increased use of alternative film delivery methods or other forms of entertainment; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its ability to meet its covenants and limitations on AMC's ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production, promotion, marketing, and performance including labor stoppages affecting the production, supply and release schedule of theatrical motion picture content and choice of distributors to release fewer feature-length films as a result of the additional financial burden imposed by tariffs; the use of artificial intelligence (“AI”) technology in the filmmaking process and audience acceptance of movies made utilizing AI technology; general and international economic, political, regulatory and other risks, including but not limited to rising interest rates; AMC’s lack of control over distributors of films; limitations on the availability of capital, including on the authorized number of Class A common stock; dilution of voting power caused by recent sales of Class A common stock and through the issuance of Class A common stock underlying the Exchangeable Notes and the issuance of preferred stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit; AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, we caution you against relying on forward-looking statements, which speak only as of the date they are made.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” and elsewhere in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at investor.amctheatres.com or the SEC’s website at www.sec.gov.

AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three Months Ended and Nine Months Ended September 30, 2025 and September 30, 2024

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues
Admissions	$715.1	$744.2	$1,951.2	$1,839.1
Food and beverage	451.8	490.4	1,234.8	1,178.7
Other theatre	133.3	114.2	374.6	313.0
Total revenues	1,300.2	1,348.8	3,560.6	3,330.8

Operating costs and expenses
Film exhibition costs	352.4	381.4	949.3	893.0
Food and beverage costs	88.6	89.7	241.9	222.6
Operating expense, excluding depreciation and amortization below	464.7	454.6	1,316.3	1,237.9
Rent	224.1	216.4	664.8	659.3
General and administrative:
Merger, acquisition and other costs	0.1	0.1	3.2	0.1
Other, excluding depreciation and amortization below	55.1	54.0	169.3	160.7
Depreciation and amortization	79.4	80.8	233.3	241.2
Operating costs and expenses	1,264.4	1,277.0	3,578.1	3,414.8

Operating income (loss)	35.8	71.8	(17.5)	(84.0)
Other expense, net
Other expense (income)	194.8	(22.8)	103.9	(173.8)
Interest expense:
Corporate borrowings	119.0	109.6	337.6	289.8
Finance lease obligations	1.7	1.0	4.3	2.5
Non-cash NCM exhibitor services agreement	18.6	9.0	46.1	27.5
Investment income	(1.3)	(3.2)	(8.4)	(14.4)
Total other expense, net	332.8	93.6	483.5	131.6

Loss before income taxes	(297.0)	(21.8)	(501.0)	(215.6)
Income tax provision (benefit)	1.2	(1.1)	4.0	1.4
Net loss	$(298.2)	$(20.7)	$(505.0)	$(217.0)

Diluted loss per share	$(0.58)	$(0.06)	$(1.10)	$(0.69)

Weighted average shares outstanding diluted (in thousands)	513,010	361,853	459,375	315,783

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	September 30, 2025	December 31, 2024
Cash and cash equivalents	$365.8	$632.3
Corporate borrowings	4,010.0	4,075.1
Other long-term liabilities	79.8	81.9
Finance lease liabilities	52.9	49.3
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(1,777.5)	(1,760.5)
Total assets	8,020.7	8,247.5

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net cash used in operating activities	$(14.9)	$(31.5)	$(246.5)	$(254.4)
Net cash used in investing activities	$(68.3)	$(60.5)	$(163.9)	$(154.0)
Net cash provided by (used in) financing activities	$25.2	$(155.2)	$134.3	$72.1
Free cash flow	$(81.1)	$(92.2)	$(409.2)	$(410.2)
Capital expenditures	$(66.2)	$(60.7)	$(162.7)	$(155.8)
Screen additions	—	13	—	13
Screen acquisitions	11	—	36	1
Screen dispositions	88	105	189	235
Screen construction openings (closures), net	(4)	3	(9)	(38)
Average screens	9,354	9,534	9,395	9,618
Number of screens operated	9,636	9,800	9,636	9,800
Number of theatres operated	856	874	856	874
Screens per theatre	11.3	11.2	11.3	11.2
Attendance (in thousands)	58,377	65,087	163,087	161,731

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	42,276	46,924	116,072	113,907
International markets	16,101	18,163	47,015	47,824
Consolidated	58,377	65,087	163,087	161,731

Average ticket price (in dollars):
U.S. markets	$12.86	$12.19	$12.70	$12.13
International markets	$10.64	$9.47	$10.16	$9.55
Consolidated	$12.25	$11.43	$11.96	$11.37

Food and beverage revenues per patron (in dollars):
U.S. markets	$8.55	$8.49	$8.53	$8.33
International markets	$5.61	$5.07	$5.21	$4.81
Consolidated	$7.74	$7.53	$7.57	$7.29

Average screen count (month end average):
U.S. markets	7,040	7,179	7,073	7,231
International markets	2,314	2,355	2,322	2,387
Consolidated	9,354	9,534	9,395	9,618

Contribution margin per patron (in dollars):
U.S. markets	$15.51	$14.43	$15.48	$14.76
International markets	$12.63	$11.04	$12.19	$11.16
Consolidated	$14.72	$13.49	$14.53	$13.70

Segment Information:

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Revenues
U.S. markets	$1,005.9	$1,055.3	$2,737.1	$2,560.3
International markets	294.3	293.5	823.5	770.5
Consolidated	$1,300.2	$1,348.8	$3,560.6	$3,330.8

Adjusted EBITDA
U.S. markets	$110.9	$143.3	$234.5	$178.5
International markets	11.3	18.5	18.9	0.6
Consolidated	$122.2	$161.8	$253.4	$179.1

Capital expenditures
U.S. markets	$47.8	$41.6	$113.6	$107.1
International markets	18.4	19.1	49.1	48.7
Consolidated	$66.2	$60.7	$162.7	$155.8

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net loss	$(298.2)	$(20.7)	$(505.0)	$(217.0)
Plus:
Income tax provision (benefit)	1.2	(1.1)	4.0	1.4
Interest expense	139.3	119.6	388.0	319.8
Depreciation and amortization	79.4	80.8	233.3	241.2
Certain operating expense (2)	0.7	2.0	6.1	3.5
Equity in earnings of non-consolidated entities (3)	(1.6)	(5.2)	(4.5)	(9.9)
Attributable EBITDA (4)	0.4	1.3	0.9	1.2
Investment income (5)	(1.3)	(3.2)	(8.4)	(14.4)
Other expense (income) (6)	196.2	(18.1)	118.1	(161.9)
Merger, acquisition and other costs (7)	0.1	0.1	3.2	0.1
Stock-based compensation expense (8)	6.0	6.3	17.7	15.1
Adjusted EBITDA (1)	$122.2	$161.8	$253.4	$179.1

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. The preceding definition of and adjustments made to GAAP measures to determine Adjusted EBITDA are broadly consistent with how Adjusted EBITDA is defined in our debt indentures.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;
●	does not reflect changes in, or cash requirements for, our working capital needs;
●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;
●	excludes income tax payments that represent a reduction in cash available to us; and
●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.
2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or related to theatres that are not open.

3)	Equity in earnings of non-consolidated entities during the three months ended September 30, 2025 primarily consisted of equity in earnings from AC JV of $(0.8) million. Equity in earnings of non-consolidated entities during the three months ended September 30, 2024 primarily consisted of equity in earnings from AC JV of $(4.3) million.

Equity in earnings non-consolidated entities during the nine months ended September 30, 2025 primarily consisted of equity in earnings from AC JV of $(3.4) million. Equity in earnings of non-consolidated entities during the nine months ended September 30, 2024 primarily consisted of equity in earnings from AC JV of $(9.5) million.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in earnings of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Equity in (earnings) of non-consolidated entities	$(1.6)	$(5.2)	$(4.5)	$(9.9)
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(1.6)	(4.7)	(4.6)	(10.3)
Equity in earnings (loss) of International theatre joint ventures	—	0.5	(0.1)	(0.4)
Income tax benefit	—	—	(0.1)	(0.1)
Investment income	—	(0.1)	—	—
Interest expense	—	—	0.1	0.1
Depreciation and amortization	0.4	0.7	1.0	1.4
Other expense	—	0.2	—	0.2
Attributable EBITDA	$0.4	$1.3	$0.9	$1.2
5)	Investment income during the three months ended September 30, 2025 includes interest income of $(2.3) million, increases in the estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation (“Hycroft”) of $(7.3) million, and increases in the estimated fair value of our investment in warrants to purchase common shares of Hycroft of $(2.0) million, partially offset by an impairment of an equity security without a readily determinable fair value of $10.3 million. Investment income during the three months ended September 30, 2024 included interest income of $(4.6) million and an increase in the estimated fair value of our investment in common shares of Hycroft of $(0.3) million, partially offset by a decrease in the estimated fair value of our investment in warrants to purchase common shares of Hycroft of $1.7 million.

Investment income during the nine months ended September 30, 2025 includes interest income of $(6.9) million, increases in the estimated fair value of our investment in common shares of Hycroft of $(9.6) million, and increases in the estimated fair value of our investment in warrants to purchase common shares of Hycroft of $(2.2) million, partially offset by an impairment of an equity security without a readily determinable fair value of $10.3 million. Investment income during the nine months ended September 30, 2024 included interest income of $(16.1) million and increases in the estimated fair value of our investment in common shares of Hycroft of $(0.2) million, partially offset by decreases in the estimated fair value of our investment in warrants to purchase common shares of Hycroft of $1.9 million.

6)	Other expense during the three months ended September 30, 2025 includes net losses on debt extinguishment of $196.0 million, foreign currency transaction losses of $9.0 million, and term loan modification third party fees of $2.1 million, partially offset by a decrease in fair value of the bifurcated embedded derivative in the Existing Exchangeable Notes of $(1.4) million and a decrease in fair value of the bifurcated embedded derivative in the New Exchangeable Notes of $(9.5) million. Other income during the three months ended September 30, 2024 included shareholder litigation recoveries of $(14.9) million, foreign currency transaction gains of $(21.5) million, and a decrease in fair value of the bifurcated embedded derivative in the Existing Exchangeable Notes of $(73.5) million, partially offset by losses on debt extinguishment of $50.8 million and term loan modification third party fees of $41.0 million.

Other expense during the nine months ended September 30, 2025 includes net losses on debt extinguishment of $196.0 million and term loan modification third party fees of $2.1 million, partially offset by a decrease in fair value of the bifurcated embedded derivative in the Existing Exchangeable Notes of $(42.6) million, a decrease in fair value of the bifurcated embedded derivative in the New Exchangeable Notes of $(9.5) million and foreign currency transaction gains of $(27.9) million. Other income during the nine months ended September 30, 2024 included shareholder litigation recoveries of $(34.0) million, gains on debt extinguishment of $(40.3) million, a vendor dispute settlement of $(36.2) million, foreign currency transaction gains of $(18.9) million, and a decrease in fair value of the bifurcated embedded derivative in the Existing Exchangeable Notes of $(73.5) million, partially offset by term loan modification third party fees of $41.0 million.

7)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

8)	Non-cash expense included in general and administrative: other.

Reconciliation of Free Cash Flow and Net Capex (1)

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024
Net cash used in operating activities	$(14.9)	$(31.5)	$(246.5)	$(254.4)
Plus: total capital expenditures	(66.2)	(60.7)	(162.7)	(155.8)
Free cash flow (1)	$(81.1)	$(92.2)	$(409.2)	$(410.2)

Reconciliation of capital expenditures:
Capital expenditures
Growth capital expenditures (2)	$27.6	$25.7	$56.0	$44.7
Maintenance capital expenditures (3)	42.0	38.2	98.8	103.0
Change in construction payables (4)	(3.4)	(3.2)	7.9	8.1
Total capital expenditures	$66.2	$60.7	$162.7	$155.8

Capital expenditures	$66.2	$60.7	$162.7	$155.8
Less lease incentives	(18.6)	(10.4)	(27.5)	(26.0)
Net capex	$47.6	$50.3	$135.2	$129.8

1)	We present “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by (used in) operating activities as a measure of our liquidity. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows. The term Free Cash Flow may differ from similar measures reported by other companies.

2)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

3)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Reconciliation of GAAP Gross Profit and Contribution Margin

(dollars in millions, except per patron amounts and operating data)

(Unaudited)

	U.S. Markets		International Markets		Consolidated
	Three Months Ended		Three Months Ended		Three Months Ended
	September 30,		September 30,		September 30,
GAAP gross profit reconciliation	2025	2024	2025	2024	2025	2024
Total revenues	$1,005.9	$1,055.3	$294.3	$293.5	$1,300.2	$1,348.8
Less:
Film exhibition costs, cost of revenues	(284.6)	(311.1)	(67.8)	(70.3)	(352.4)	(381.4)
Food and beverage costs, cost of revenues	(65.4)	(67.0)	(23.2)	(22.7)	(88.6)	(89.7)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(353.5)	(345.7)	(111.2)	(108.9)	(464.7)	(454.6)
Rent, cost of revenues	(163.4)	(160.7)	(60.7)	(55.7)	(224.1)	(216.4)
Depreciation and amortization expense, cost of revenues (2)	(54.4)	(57.0)	(16.6)	(16.9)	(71.0)	(73.9)
GAAP gross profit	$84.6	$113.8	$14.8	$19.0	$99.4	$132.8
Attendance (in thousands)	42,276	46,924	16,101	18,163	58,377	65,087
GAAP gross profit per patron	$2.00	$2.43	$0.92	$1.05	$1.70	$2.04

Contribution margin reconciliation
GAAP gross profit	$84.6	$113.8	$14.8	$19.0	$99.4	$132.8
Operating expense, excluding depreciation and amortization expense, cost of revenues	353.5	345.7	111.2	108.9	464.7	454.6
Rent, cost of revenues	163.4	160.7	60.7	55.7	224.1	216.4
Depreciation and amortization expense, cost of revenues (2)	54.4	57.0	16.6	16.9	71.0	73.9
Contribution margin (1)	$655.9	$677.2	$203.3	$200.5	$859.2	$877.7
Attendance (in thousands)	42,276	46,924	16,101	18,163	58,377	65,087
Contribution margin per patron (1)	$15.51	$14.43	$12.63	$11.04	$14.72	$13.49

Constant currency contribution margin (3)	$655.9	$677.2	$192.4	$200.5	$848.3	$877.7
Constant currency contribution margin per patron (3)	$15.51	$14.43	$11.95	$11.04	$14.53	$13.49

	U.S. Markets		International Markets		Consolidated
	Nine Months Ended		Nine Months Ended		Nine Months Ended
	September 30,		September 30,		September 30,
GAAP gross profit reconciliation	2025	2024	2025	2024	2025	2024
Total revenues	$2,737.1	$2,560.3	$823.5	$770.5	$3,560.6	$3,330.8
Less:
Film exhibition costs, cost of revenues	(761.4)	(712.8)	(187.9)	(180.2)	(949.3)	(893.0)
Food and beverage costs, cost of revenues	(179.2)	(165.8)	(62.7)	(56.8)	(241.9)	(222.6)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(985.0)	(926.0)	(331.3)	(311.9)	(1,316.3)	(1,237.9)
Rent, cost of revenues	(488.7)	(489.0)	(176.1)	(170.3)	(664.8)	(659.3)
Depreciation and amortization expense, cost of revenues (2)	(160.9)	(171.4)	(47.8)	(47.8)	(208.7)	(219.2)
GAAP gross profit	$161.9	$95.3	$17.7	$3.5	$179.6	$98.8
Attendance (in thousands)	116,072	113,907	47,015	47,824	163,087	161,731
GAAP gross profit per patron	$1.39	$0.84	$0.38	$0.07	$1.10	$0.61

Contribution margin reconciliation
GAAP gross profit	$161.9	$95.3	$17.7	$3.5	$179.6	$98.8
Operating expense, excluding depreciation and amortization expense, cost of revenues	985.0	926.0	331.3	311.9	1,316.3	1,237.9
Rent, cost of revenues	488.7	489.0	176.1	170.3	664.8	659.3
Depreciation and amortization expense, cost of revenues (2)	160.9	171.4	47.8	47.8	208.7	219.2
Contribution margin (1)	$1,796.5	$1,681.7	$572.9	$533.5	$2,369.4	$2,215.2
Attendance (in thousands)	116,072	113,907	47,015	47,824	163,087	161,731
Contribution margin per patron (1)	$15.48	$14.76	$12.19	$11.16	$14.53	$13.70

Constant currency contribution margin (3)	$1,796.5	$1,681.7	$555.2	$533.5	$2,351.7	$2,215.2
Constant currency contribution margin per patron (3)	$15.48	$14.76	$11.81	$11.16	$14.42	$13.70

1)	We present “contribution margin” and “contribution margin per patron” as supplemental measures of our performance. We define “contribution margin” as Revenue less both Film Exhibition Costs and Food and Beverage Costs. These costs are directly variable with attendance. Contribution margin per patron is the total contribution margin divided by the number of customers served. The “contribution margin per patron” represents the incremental dollars earned or (lost) per customer gained or (lost). We believe contribution margin and contribution margin per patron are key performance measures that provide investors with supplemental information regarding (i) the impact on our profitability of differing attendance levels, after deducting the direct variable costs associated with those attendance levels, but before recognizing the impact of fixed operating costs and expenses that do not vary directly with attendance and (ii) our ability to cover fixed costs that do not vary directly with attendance. We believe this is particularly important information given the significant variability in attendance levels in our business and our industry.

“Contribution margin” has important limitations as an analytical tool and should be evaluated only in conjunction with our results as reported under U.S. GAAP and other performance measures such as Adjusted EBITDA. Our definition of “contribution margin” as set forth in the reconciliation above, is the equivalent of GAAP gross profit (loss) after adding back Operating expense, excluding depreciation and amortization expense; Rent, and Depreciation and amortization expense, which in each case are otherwise included in cost of revenue. As a result, while “contribution margin” is designed to focus on the impact of directly variable costs, it excludes normal, recurring, operating expenses that do not vary directly with attendance, but which nevertheless directly impact our profitability.

2)	Depreciation and amortization expense directly related to theatre operations.

3)	The International segment information for the three and nine months ended September 30, 2025, has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2024. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Diluted Loss Per Share:

Three Months Ended and Nine Months Ended September 30, 2025 and September 30, 2024

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2025	2024	2025	2024
Numerator:
Net loss	$(298.2)	$(20.7)	$(505.0)	$(217.0)
Calculation of adjusted net loss for adjusted diluted loss per share:
Marked-to-market gain on derivatives	(10.9)	(73.5)	(52.1)	(73.5)
Loss (gain) on extinguishment of debt	196.0	50.8	196.0	(40.3)
Third party fees paid for Term Loan modification	2.1	41.0	2.1	41.0
Loss (gain) on investments in Hycroft	(9.3)	1.4	(11.8)	1.7
Equity investment impairment	10.3	—	10.3	—
Vendor dispute settlement	—	—	—	(36.2)
Shareholder litigation	—	(14.9)	—	(34.0)
Adjusted net loss for adjusted diluted loss per share	$(110.0)	$(15.9)	$(360.5)	$(358.3)

Denominator (shares in thousands):
Weighted average shares for adjusted diluted loss per share	513,010	361,853	459,375	315,783

Adjusted diluted loss per share	$(0.21)	$(0.04)	$(0.78)	$(1.13)

We present adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for adjusted diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted diluted loss per share is adjusted net loss for diluted purposes divided by weighted average diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”), performance stock units (“PSUs”), and shares issuable upon conversion of our Existing Exchangeable Notes. The impact of RSUs, PSUs, and the Existing Exchangeable Notes conversion feature was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss for adjusted diluted loss per share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and diluted loss per share as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share may not be comparable to similarly titled measures reported by other companies.

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